EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 28, 2008, relating to the consolidated balance sheets of China Public Security Technology, Inc. and its subsidiaries (Successor) as of December 31, 2007 and 2006 and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for year ended December 31, 2007 and the period from January 17, 2006 to December 31, 2006 (Successor Period); and the statements of income and comprehensive income, stockholders’ equity and cash flows of Shenzhen iASPEC Software Engineering Company Limited (Predecessor) for the period from January 1, 2006 to October 8, 2006 (Predecessor Period) (such report describes that China Public Security Technology, Inc. succeeded to the business operations of the Predecessor on October 9, 2006 and as a result, the financial statements of the Successor and Predecessor are not comparable in all respects.). We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

GHP Horwath, P.C.
Denver, Colorado
May 12, 2008